Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of our report dated October 14, 2016, relating to the balance sheet of GTY Technology Holdings Inc. as of August 17, 2016, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from August 11, 2016 (inception) to August 17, 2016, appearing in the Registration Statement on Form S-1, File No. 333-213809 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Morristown, New Jersey
October 26, 2016